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                                                                    EXHIBIT 6.12
                              SR SINGAPORE PTE LTD
                    A SolutionNet International Inc. Company



                              CONSULTANCY AGREEMENT

THIS AGREEMENT is made on 1st day of March, 2000.

BETWEEN

SR SINGAPORE PTE LTD having its registered place of business at No 1 Shenton Way, #22-06/09, Singapore 068803 ("SRS")

AND

NETSAVVY SOLUTIONS PVT LTD (Formerly called SR INDIA PVT LTD) having its registered place of business at 48, B.N. Road, A-3, Mahbubani Towers, T.Nagar, Chennai - 600017, India ("NSS").


WHEREAS:

SRS wishes to appoint NSS to design, develop and support Enet-Corporate Internet Banking, EMI - Electronic Medical Info and other new systems (the "Software's") as well to provide technical support and maintenance to the Software (the "Services").

Now this agreement bears witness to and it is hereby agreed between the parties as follows:

1.       FEE & DURATION

1.1 In consideration of the Services rendered to SRS, SRS will pay NSS based on the following rates:

             Programmer                                  USD   750 per month
             Analyst Prog./Systems Analyst               USD 1,000 per month
             Project Leader                              USD 1,250 per month
             Project Manager                             USD 2,000 per month

1.2 The actual fee will be calculated on monthly basis based on the actual work order (work order format is specified in the Exhibit A). NSS shall render its invoice monthly for Services provided and expenses incurred under this Agreement throughout the date of such invoice. The invoice will be raised on the last day of each calendar month. All invoices shall be payable with Thirty (30) days from the date of invoice.


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1.3      For assignments in Overseas for project implementation or system study or deputation the following per-diem allowance will be paid to the staff.

                                                USD$
------------------------------------------------------------------------------------------------------
                        PROGRAMMER          ANALYST PROG/          PROJECT        PROJECT MANAGER
                                             SYS. ANALYST          LEADER
------------------- ------------------- ---------------------- -------------- ------------------------
      Asean         $            30.00  $               30.00  $      35.00   $                 40.00
------------------- ------------------- ---------------------- -------------- ------------------------
       USA          $            40.00  $               40.00  $      50.00   $                 60.00
------------------- ------------------- ---------------------- -------------- ------------------------
      Europe        $            50.00  $               50.00  $      60.00   $                 70.00
------------------- ------------------- ---------------------- -------------- ------------------------
      Middle        $            50.00  $               50.00  $      60.00   $                 70.00
       East
------------------- ------------------- ---------------------- -------------- ------------------------

SRS will provide accommodation and reimburse actual air ticket/visa expenses.

1.4 This Agreement shall be deemed to have come into force on 1 March 2000 and remain in force for a period of 12 months from its effective date.

2.       SOFTWARE AND THE SERVICES

2.1      SOFTWARE

2.1.1 SRS hereby appoints NSS who will render the Services as set forth in Exhibit A.

2.2      SOFTWARE SUPPORT

2.2.1 NSS shall provide software maintenance and support services which shall include the following:-

         2.2.1.1      installing, testing, and implementing the Software;

         2.2.1.2 investigating and correcting defects on the Software as reported by SRS; and

         2.2.1.3 making temporary correction and bypass on defects to the Software until such time that a standard corrections and/or upgrades of the Software are available

2.2.2 NSS shall provide the Services in respect of clause 2.1 without any charge or expenses for a period of sixty (60) days from the date of delivery to SRS (the "Acceptance Cutover").

2.2.3 Upon notification by SRS of any problem with the Software to NSS, NSS shall mobilize its personnel and fixed the problem:

         2.2.3.1 within twelve working hours during the sixty (60) days of Acceptance Cutover.


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         2.2.3.2      any requirements for NSS's personnel to be at SRS's
                      premises shall be at the expense of SRS.

2.3      REPRESENTATIVE

         Both parties shall each appoint a representative who will act as a communication link between SRS and NSS.

2.5      TESTING

         Upon notification by NSS that the Software is implemented at SRS, SRS will test whether the Software is in accordance with SRS's requirements. SRS will sign off as per Exhibit A if SRS's requirements are fully complied.

2.6      DELIVERY AND COMPLETION DATE

         NSS shall deliver the Software to SRS and install the Software on SRS's computer system as per the delivery scheduled agreed on each project.

3.       NSS'S OBLIGATIONS

3.1      NSS shall:

         3.1.1    provide analysis and design services for the Software;

         3.1.2    provide programming and testing services of the Software;

         3.1.3 compose technical documentation and user's guide, where necessary and applicable to the Software;

         3.1.4 conduct user training and hand over briefings, where necessary and applicable to the Software; and

         3.1.5    install the Software.

3.2 The central task of NSS is to design and develop the Software and to provide technical support for the Software as set forth in Exhibit A.

3.3 NSS shall be fully responsible for all activities connected with the proper and timely completion's of the Services.

3.4 NSS will inform SRS by [WEEKLY/BI-MONTHLY/MONTHLY] written report and whenever any need arises for information, investigation or analysis that is relevant to the Service included in this Agreement.

4.       SRS'S OBLIGATIONS


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4.1      SRS shall:

         4.1.1 provide appropriate instructions, quality assurance procedures and security guideline where applicable to NSS and its employees on the Services;

         4.1.2    provide functional inputs for the Software;

         4.1.3 provide necessary functional and technical assistance for development if required;

         4.1.4    sign off as and when appropriate as set forth in Exhibit A.

4.2 SRS will not instruct or direct third parties involved with the Services on matters under NSS's authority, without prior notice to NSS.

5.       TERM AND TERMINATION

5.1 This Agreement shall enter into force on the date first written above and will expire automatically at the time of completion as laid down in the agreement.

5.2 SRS reserves the right, at any time and for any reason or no reason, to terminate the services provided under this Agreement. If this occurs NSS will be notified by giving NSS ninety(90) days written notice and SRS will pay for the Services up to the date of termination, unless the termination is a result of NSS's acts or omission to act.

5.3 Upon the termination of this Agreement for whatever reason by either party, NSS shall within seven (7) days of termination deliver up to SRS complete documents and documents recorded in any medium arising from or relating to this Agreement to SRS. SRS shall remain liable to pay to the Consultant all sums which have accrued due and wing to the NSS.

6.       CONFIDENTIALITY

6.1 NSS agrees and undertakes that during the period of the appointment under this agreement and after the termination thereof:-

         (a) neither NSS or its employees shall directly or indirectly disclose to any person or use any Confidential Information other than for the purpose of and to the extent necessary for the performance of any of the Services;

         (b) neither NSS or its employees shall without the prior authority of SRS remove from SRS's premises or allow any person to copy the contents of any document, computer disk, tape or other tangible items which contains any Confidential Information or which belongs to SRS;


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         (c)      NSS shall return to SRS upon request and in any event, upon the termination of this Agreement, all documents, computer disks and tapes and other tangible items in his possession or under his control which belong to SRS or which refer to or contain any Confidential Information; and

6.2 NSS shall keep the Confidential Information in strictest confidence at all times and shall comply with the obligations and undertakings as set forth in this Agreement. All obligations and undertakings of NSS specified under this clause with respect o Confidential Information shall survive the termination of this Agreement for whatever reason.

7.       INTELLECTUAL PROPERTY

7.1 NSS agrees that all application software programme or similar material incorporating or being used in association with this Agreement, which may be created by NSS or its employees, agents, consultants or subcontractors, pursuant to this Agreement shall become the sole property of SRS, including copyrights.

7.2 NSS shall promptly disclose to SRS all intellectual property and shall hold them in trust for SRS until all rights title and interest in all intellectual property shall be fully and absolutely vested in SRS.

7.3 NSS shall at the request and expense of SRS, do all that are necessary or desirable to effect any transfer or absolute assignment of any and all rights in any and all intellectual property to SRS and to protect the interest of SRS in the intellectual property.

8.       NOTICE, CONSENTS AND APPROVALS

         All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered by hand or sent by prepaid registered post (by air-mail if to or from an address outside Singapore) with recorded delivery, or by telefax addressed to the intended recipient thereof at its address set out below (or to such other address, telex, or telefax number as any party may from time to time duly notify in writing to the other). The addresses and telefax numbers of the parties for the purposes of this Agreement are:

SRS                        :        SR SINGAPORE PTE LTD
                                    Attention: Mr. T.R. Varada Rajan
                                    No 1 Shenton Way, #22-06/09
                                    Singapore 068803.
                                    Fax no. 65-3244425

NSS                        :        NETSAVVY SOLUTIONS PVT LTD
                                    Attention: R. Venkatachari
                                    48 B.N.Road, A-3 Mahbubani Towers,
                                    T. Nagar, Chennai - 600 017.
                                    India


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                                    Fax no. 91-44-4359948

9.       EXHIBIT

         The Exhibits hereto shall be taken, read and construed as parts of this Agreement and the provisions thereof shall have the same force and effect as if expressly set out in the body of this Agreement.

10.      ENTIRE AGREEMENT/AMENDMENTS

         This Agreement supersedes any other agreement, oral or in writing, between the parties hereto with respect to the subject hereof. This Agreement may not be amended or modified except by mutual consent in writing.

11.      ASSIGNMENT

         Neither party hereto shall assign or sub-contract the benefits of this Agreement to a third party without the prior written consent of the other party.

12.      WAIVER

         The failure of either party to enforce at any time, or for any period of time, the provisions of this Agreement, shall be construed as waiver of such provisions or of the right of such party thereafter to enforce and every such provision.

13.      APPLICABLE LAW AND JURISDICTION

         This Agreement shall be construed and governed in accordance with the laws of Singapore and the parties hereby submit to the non-exclusive jurisdiction of the Courts of the Republic Singapore.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on the day and the year first above written.


NETSAVVY SOLUTIONS PVT. LTD                  SR SINGAPORE PTE LTD

Signed                                       Signed
Name                                         Name
Designation                                  Designation
Signature                                    Signature
Date                                         Date